Exhibit 99

Southcoast Financial Corporation
News Release
Southcoast Announces Six Months Earnings

Mt. Pleasant, S.C., July 12, 2012 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced unaudited net income of $1,746,000, or $.33 per basic share, for the six months ended June 30, 2012. This compares to an unaudited net loss of $8,707,000, or $1.65 per basic share, for the six months ended June 30, 2011.  The June 30, 2012 per share is based on 5,321,578 basic average shares compared to 5,275,558 basic average shares for the first half of 2011.

“The 2012 results were positively impacted by gains on the sale of impaired assets, security gains, reduction in our loan loss provision and increased core earnings,” said L. Wayne Pearson, Chairman and Chief Executive Officer.  “While we continue to work diligently to reduce non-performing assets, we also continue to focus on producing profitable core business and maintaining strong capital levels.”

For the quarter ended June 30, 2012, the unaudited net income was $503,000, or $.09 per basic share. This compares to an unaudited net loss of $8,128,000, or $1.54 per basic share, for the quarter ended June 30, 2011.  The June 30, 2012 income per share is based on 5,326,577 basic average shares compared to 5,280,925 basic average shares for the second quarter of 2011. The additional provision for loan losses and the deferred tax write down in 2011 are the main reasons for the fluctuation in the earnings for the quarters.

The six months ended June 30, 2011 loss included a $3,643,000 provision for loan losses and $4,812,000 of income tax expense related to a write down of the Company’s deferred tax asset. The provision for loan losses for the first half of 2012 was $430,000.

Net interest income for the first six months of 2012 decreased $87,000 when compared to the first six months of 2011, from $6,568,000 to $6,481,000. The reduction in interest income, primarily due to the decrease in average performing loans, was almost completely offset by the reduction of interest cost as existing liabilities were repriced. The Company’s annualized net interest margin improved by 21 basis points to 3.48% for the first half of 2012 from 3.27% for the first half of 2011, due to the significant reduction in our cost of funds.

Non-interest income decreased to $1,531,000 for the first half of 2012 from $1,655,000 for the first half of 2011, primarily due to the recognition of only $215,000 in net gains on the sale of available for sale securities in the 2012 period compared to net gains of $819,000 in 2011.  The first half of 2011 also included the effect of a $176,000 other-than-temporary impairment charge on an investment security. These decreases in securities gains were offset by increases in rental income on foreclosed property and other fee income.

Non-interest expense levels decreased to $5,797,000 for the first half of 2012 from $8,475,000 for the first half of 2011.  The 2012 period included the benefit of $661,000 in gains net of impairments on the sale of other real estate owned compared to net impairments of $1,597,000 for the comparable 2011 period, a change of $2,258,000.

Total assets as of June 30, 2012 were $438.9 million compared to $427.5 million as of December 31, 2011, an increase of 2.6%. Loans, excluding loans held for sale, increased to $324.5 million, up 1.5% from $319.7 million as of December 31, 2011. Deposits as of June 30, 2012 increased 7.1% to $338.5 million, while other borrowings decreased 19.0% to $54.1 million, primarily due to maturing Federal Home Loan Bank advances.  Brokered and Wholesale certificates of deposit as of June 30, 2012 totaled $34,365,000, down 19.9% from December 31, 2011 total of $42,898,000 as the Company continued to reduce non-core funding.

Our ratio of nonperforming assets to total assets improved from 7.40% as of December 31, 2011 to 6.12% as of June 30, 2012.  Our allowance for loan losses as a percentage of loans was 2.66% as of June 30, 2012, compared to 3.34% as of December 31, 2011.  Our allowance for loan losses as a percentage of total non-performing loans totaled 50.85% as of June 30, 2012, compared to 47.87% as of December 31, 2011.

The subsidiary bank’s capital position as of June 30, 2012 remains in excess of the well-capitalized requirements under the regulatory framework for prompt corrective action, with tier 1 capital to average assets of  9.47%.“We continue to be encouraged by the future direction of our Company given our capital strength and improvement in core operations,” concluded Pearson.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	June 2012	June 2011
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,304	$3,335
Provision for loan losses	330	2,493
Noninterest income	625	1,313
Noninterest expenses	3,145	5,047
Net income(loss)	503	(8,128)

PER SHARE DATA
Net income(loss) per share
Basic	$0.09	$(1.54)
Diluted	$0.09	$(1.54)

BALANCE SHEET DATA
Total assets	$438,868	$462,041
Total deposits	338,477	342,058
Total loans (net)	315,858	320,440
Investment securities	54,701	67,648
Other borrowings	54,138	68,224
Junior subordinated debentures	10,310	10,310
Shareholders' equity	32,500	38,106

Average shares outstanding
Basic	5,326,577	5,280,925
Diluted	5,326,577	5,280,925

Book value per share	$6.10	$7.22

Key ratios

Equity to asset ratio	7.41%	8.25%
Nonperforming assets to assets^	6.12%	6.89%
Reserve to loans	2.66%	3.06%
Reserve to nonperforming loans	50.85%	47.26%

^ Includes nonaccrual loans, loans 90 days past due and still accruing interest, troubled debt restructurings, and other real estate owned.

Southcoast Financial Corporation
Consolidated Balance Sheets
(Dollars in thousands)

	June 30	December 31
	2012	2011
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$20,717	$18,037
Investments	54,701	52,755
Loans held for sale	378	995
Loans	324,489	319,740
Less: Allowance for loan losses	8,631	10,692

Net loans	315,858	309,048
Fixed assets	21,943	21,977
Other assets	25,271	24,709

Total Assets	$438,868	$427,521

Liabilities & Shareholders' Equity
Deposits:
Non-interest bearing	$46,503	$34,120
Interest bearing	291,974	282,027

Total deposits	338,477	316,147
Other borrowings	54,138	66,850
Other liabilities	3,443	3,402
Junior subordinated debentures	10,310	10,310

Total liabilities	406,368	396,709

Shareholders' Equity
Common Stock	54,413	54,382
Retained Deficit and Accumulated Other Comprehensive Loss	(21,913)	(23,570)

Total shareholders' equity	32,500	30,812

Total Liabilities and
Shareholders' equity	$438,868	$427,521

Southcoast Financial Corporation
Consolidated Income Statements
(Dollars in thousands, except earnings per share)
	Six Months Ended		Three Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$8,377	$8,965	$4,222	$4,474
Interest on investments	651	1,098	347	586
Interest on Fed funds sold	16	17	10	10

Total interest income	9,044	10,080	4,579	5,070

Interest expense	2,563	3,512	1,275	1,735

Net interest income	6,481	6,568	3,304	3,335
Provision for loan losses	430	3,643	330	2,493

Net interest income after provision	6,051	2,925	2,974	842

Noninterest income	1,531	1,655	625	1,313

Total operating income	7,582	4,580	3,599	2,155

Noninterest expense
Salaries and benefits	3,231	3,379	1,635	1,680
Occupancy and equipment	1,476	1,398	741	741
Other expenses	1,090	3,698	769	2,626

Total noninterest expense	5,797	8,475	3,145	5,047

Income(loss) before taxes	1,785	(3,895)	454	(2,892)

Income tax expense(benefit)	39	4,812	(49)	5,236

Net income(loss)	$1,746	(8,707)	$503	(8,128)

Basic net income(loss) per share	$0.33	$(1.65)	$0.09	$(1.54)

Diluted net income(loss) per share	$0.33	$(1.65)	$0.09	$(1.54)

Average number of shares
Basic	5,321,578	5,275,558	5,326,577	5,280,925
Diluted	5,321,578	5,275,558	5,326,577	5,280,925